Exhibit 10.36
Summary of Compensation Arrangements for Certain Named Executive Officers
Set forth below is a summary of the compensation paid by SunEdison, Inc. (the “Company”) to the executive officers to be named in the Company’s 2014 annual proxy statement who are not covered by current employment agreements, as of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”) and are continuing as an executive officer of the Company as of February 15, 2014. None of the below executive officers has an employment agreement with the Company. Each of these executive officers is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors
Base Salaries. These executive officers currently receive base salaries in the amounts indicated below:

Name and Position	2013 Base Salary Amount
Brian Wuebbels, Executive Vice President & Chief Financial Officer	$424,000
Carlos Domenech, Executive Vice President; President-Solar Energy	$500,000
Shaker Sadasivam, Executive Vice President; President—Semiconductor Materials	$437,100
Dave Ranhoff, Senior Vice President, Solar Materials	$381,900
The Compensation Committee adjusts these base salaries from time to time as the Committee deems appropriate each year, generally annually. The Committee reviews and discusses the written performance appraisal for each executive officer with the Chief Executive Officer. The above information reflects the base salaries for our named executive officers approved by the Committee in February 2013.
Incentive Awards. These executive officers are also eligible to participate in the Company’s incentive compensation plans as provided in the terms of such plans, including the Company’s short term incentive awards plan (which provides for cash incentive awards) and the Company’s long-term incentive awards plan (e.g., the Company’s 2001 Equity Incentive Plan and 2010 Amended and Restated Equity Incentive Plan). Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K as appropriate.
Pension Plan. These executive officers are also eligible to participate in the Company Pension Plan on the same terms as the Company’s other covered employees. Because he commenced employment after December 31, 2001, Messrs. Wuebbels, Domenech and Ranhoff are not covered by the SunEdison Pension Plan.
Relocation Payments. From time to time the Company makes payments to executive officers to cover relocation expenses.